Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, thank you for standing by; and welcome to the conference call for WMS Industries’ Fiscal 2011 Second Quarter results. During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in the question-and-answer session. As a reminder, today’s conference call on January 25, 2011, is being recorded. I would now like to turn the call over to Bill Pfund, Vice President of Investor Relations for WMS Industries. Please go ahead.

William H. Pfund, Vice President, Investor Relations

Thank you operator. Good afternoon and welcome to WMS Industries’ conference call to discuss our Fiscal 2011 Second Quarter results and our outlook for the future. With me are Brian Gamache, Chairman and Chief Executive Officer and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer. Orrin Edidin, our President, is also joining us today from London where he is attending this week’s ICE - Totally Gaming exhibition. Although it has been a long day for him, he will be sharing his perspective on the show and our quarterly performance.

First, let me review our safe harbor language. Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions. These statements are based on currently available information and involve certain risks and uncertainties. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010, and in our more recent reports filed with the SEC. The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, January 25, 2011.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill and good afternoon everyone.

Today, WMS reported fiscal second quarter total revenue of $200 million and diluted earnings per share of $0.46, inclusive of a $0.02 per share benefit for the January to September 2010 period from the retroactive reinstatement of the Federal R&D tax credit.

Reflecting on the quarter and our future expectations, three key takeaways should be noted. First, WMS continues to deliver consistent growth in total worldwide revenue, generating a 6% increase in fiscal second quarter record revenues of $200 million. Notably, this revenue growth was led by a 12% increase in product sales revenue. This performance reflects continued strong global interest from operators upgrading their casino floors with our premium-featured Bluebird2® and Bluebird xD™ platforms and the resulting increase in average sales price, which through the first six months of fiscal 2011 is pacing well ahead of our guidance for the year. WMS’ revenue growth clearly reflects the high-earnings performance of our products which has allowed us to capture a growing share of industry spending throughout calendar 2010 - both in North America and in international markets. As such, our path to continuing growth is based on innovative products and differentiated game content across our expanding product portfolio, including the success of our new Bluebird xD cabinet.

Second, our product sales gross margin improved by 170 basis points on a quarterly sequential basis to 50.4%, reflecting the initial success of our efforts to improve the supply chain efficiency and cost structure of the Bluebird xD cabinet, with some of the improvement offset by the higher-than-anticipated sales of low-margin used units. These are but the first steps in our ongoing initiatives aimed at strengthening gross margin and, importantly, we remain on track to further improve Bluebird xD gross margins on a quarterly sequential basis throughout fiscal 2011. We remain fully focused on executing the improvements we initially identified; and we continue to expect that the Bluebird xD gross margin will attain parity with the Bluebird2 gross margin in the June 2011 quarter.

Third, after reaching a low point in our installed participation base in early December, we are now seeing net growth in our footprint from the launch of several new products. Reflecting the positive net placement effect of new participation products late in the December quarter, our installed base at December 31, 2010 exceeded both the low point and our average for the quarter; and I’m pleased to report that the momentum is continuing in January. And, we are very encouraged by the response to our wide array of product launches planned in the back half. With more new participation products launching in the current quarter – such as YAHTZEE™, Revenge from Mars™/Attack from Mars™ and a new The PRICE IS RIGHT™ video game – and additional new participation products in the June quarter, we expect further growth in the installed footprint throughout the remainder of fiscal 2011…helping to continue our strong momentum as we head into fiscal 2012.

Given our performance in the first half of fiscal 2011, and our current visibility for the second half, we are reaffirming our full-year guidance of $830 million to $850 million. While we are encouraged by the enthusiasm customers expressed for our new products displayed at G2E® trade show, and their more positive outlook in recent months, we continue to believe their capital budgets for 2011 will be comparable to or slightly better than calendar 2010. Additionally, I would note that compared to the guidance we provided in August, we have experienced some challenges from delays in the start-up of our new revenue streams. We had originally assumed the start of revenues from Italy, Illinois VLTs and Network Gaming in the December 2010 quarter. Today, we believe Networked Gaming will start in the June 2011 quarter, while Italy and Illinois are not likely to occur until fiscal 2012. All of this is baked in to today’s guidance.

We also adjusted our annual operating margin guidance to 20.5% to 21.0% to reflect the first half results, including the 50-basis-point annual impact from the first quarter charge to close our main facility in the Netherlands, coupled with the impact from lower contribution of our gaming operations and the ongoing effect from the higher-than-anticipated sales of low-margin used gaming machines.

Now let me turn the call over to Scott to share his perspective on our financial results.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Brian and good afternoon everyone.

For the December 2010 quarter, we continued our strong, now multi-year revenue momentum, with total revenues increasing $12 million year-over-year to $200 million, which was within the guidance range we had provided.

As Brian noted, the revenue increase was driven by a 12% increase in product sales revenues to $127 million, primarily reflecting strength in international sales, particularly in Mexico and ongoing strong demand for the new Bluebird xD cabinet. While total global unit shipments declined by just 1% from the December 2009 quarter, our average selling price increased 8% to a record $16,620 per unit, reflecting the growing global strength of both the Bluebird2 and Bluebird xD cabinets. Based on the results for the first six months, we would expect to be within our unit guidance range for fiscal 2011 and a couple hundred dollars above the high end of the guidance range for average selling price.

In total, the premium-featured Bluebird xD and Bluebird2 cabinets accounted for 96% of the total global unit shipments, with Bluebird xD cabinets totaling nearly 1,500 units, or an encouraging 23% of total global shipments. Customer response over the first six months to the new xD product line, which is a complement to – not a replacement for – our Bluebird2 cabinet, has exceeded our expectations. The continuing positive player feedback from the field supports our assumption of ongoing steady growth in the second half, despite continued expectations that there will not be a meaningful improvement in the replacement cycle in calendar 2011.

New unit shipments into the U.S. and Canada totaled 3,921 units, down approximately 500 units on a year-over-year basis, principally reflecting a decline in shipments to new casino openings and expansions. Replacement market shipments in the U.S. and Canada in the December 2010 quarter were essentially flat at 3,200 gaming machines.

International shipments increased 22% over December 2009 to 2,389 units, and represented 38% of total global new unit shipments, compared with 31% in the year-ago quarter. Overall, higher shipments into the international markets we entered in fiscal 2010 – Mexico and New South Wales, Australia – more than offset weakness in Europe in the quarter, although as Orrin will report momentarily, we have some renewed optimism for improvements in the European market later this calendar year.

We also generated another meaningful increase in other product sales revenues, which were up $8 million, or 55%, over the prior year. The increase was driven by a significant increase in used gaming machine revenues, although these revenues come with lower gross margins which dilute the overall impact of improvements in the Bluebird xD gross margin. We have a very large installed base of original Bluebird gaming machines in casinos and we’ve begun to receive more back in trade, which contributed to the increase in inventory. This is also creating a nice replacement cycle for us, but at the same time has a dampening impact on margins. Clearly, we want to replace these Bluebird gaming machines with newer products from WMS. In the quarter, we sold approximately 3,100 used gaming machines, of which just over half were WMS products, compared with a total of 2,200 units a year ago, and our conversion revenues were down slightly compared to a year ago, as we shipped approximately 2,000 hardware and game conversion kits in the December 2010 quarter compared to 2,100 kits in the year-ago quarter.

Revenues from gaming operations declined 4% from a year ago, primarily reflecting a modest decline in the last two quarters in the average installed base of participation games, as older participation units reached their end-of-life and were withdrawn from our footprint. Most of this decline relates to the imbalance in the timing of new participation product introductions in fiscal 2011, as we have a heavier schedule of new games being introduced in the second half than in the first half, coupled with the less-than-expected performance from a mechanical-reel participation product that was launched in the June quarter. However, as Brian highlighted, if you track our average and ending participation footprint over the last two quarters, you will note that our installed base grew late in the December quarter with the successful launch of new participation games, such as THE GODFATHER® and THE WIZARD OF OZ™ – The Great and Powerful Oz™, coupled with the continued roll-out of THE LORD OF THE RINGS™ game.

With exciting new participation games scheduled for roll out in both the March and June quarters and with the enthusiastic response at G2E to our newest participation products, scheduled for later in calendar 2011, we anticipate that our installed base will further expand in the coming quarters. With the growth anticipated in the installed base during the next two quarters, we believe that the average installed base for the full year will be a couple hundred units higher than fiscal 2010, but will be somewhat below the low-end of the original guidance range we provided in August 2010.

Our daily average revenue per gaming machine, down slightly on a year-over-year basis, continues to far outpace the competition. While it declined about 2 1/2% on a quarterly sequential basis, that is less than the historical seasonal sequential decline and is another encouraging data point, along with most of the latest jurisdictional reports that indicate the industry is beginning to show some consistent improvement over the trough levels of recent years. Over the last two quarters, our daily revenue trend mostly reflects the impact from the timing and light launch schedule of new participation products, particularly WAP products, partially offset by the benefit from replacing Bluebird products with Bluebird2 and Bluebird xD. Supported by the stronger launch schedule and typical seasonal influences that generally benefit the March and June quarters’ performance, we expect to begin to achieve higher average revenue per day throughout the balance of fiscal 2011. As a result, we are maintaining our guidance range for the full fiscal year. And, of course, should consumer and gaming spending show further signs of improvement in coming quarters, we would fully expect to share in that upside.

Turning to margins, on a consolidated basis, WMS’ total gross profit increased 3% year over year, while gross profit margin declined to 60.6% compared with 62.5% in the December 2009 quarter. This reflects the higher mix of product sales revenues compared with a year ago, as well as the slightly lower gross margin earned on product sales and on gaming operations in the December 2010 quarter. Reflecting strong product sales growth, approximately 64% of our December 2010 quarter revenues came from product sales revenues and 36% from higher-margin gaming operations revenues, compared with 60% from product sales and 40% from gaming operations in the December 2009 quarter.

During the December 2010 quarter, we achieved a net 170-basis-point improvement on a quarterly sequential basis in product sales margin, with some of that benefit from higher Bluebird xD margins offset by a higher-than-expected volume of lower-margin used gaming machine revenues and lower sales of higher-margin game conversion kits. Sales of used gaming machines alone reduced the overall product sales margin by 240 basis points, with the incremental volume in this quarter creating about 100 basis points of that impact. Importantly, for the Bluebird xD we are making progress in improving supply chain efficiencies and lowering the cabinet’s cost structure and remain on track with our goal to reach margin parity between the Bluebird xD and Bluebird2 cabinets in our June quarter. And of course, because of its higher average selling price, Bluebird xD units already generate higher gross profit dollars on a per unit basis than Bluebird2 units, so as we improve the gross margin through our continuous improvement initiatives, we expect to meaningfully grow gross profit dollars. Our operating execution initiatives and identified improvement opportunities remain focused on reaching our near-term 55% product sales gross margin target.

The gross margin on gaming operations revenues, while just below our guidance range of 79%-to-81%, was lower than a year ago reflecting unfavorable WAP jackpot experience, slightly higher licensing fees and a lower average revenue per day.

Total operating expenses increased over the prior year by $6 million in the December 2010 quarter, of which $4 million related to higher R&D expenses, as we continue to accelerate the development and roll-out of our WAGE-NET® Networked Gaming solutions. Selling and administrative expenses increased $2 million, reflecting higher costs related to the higher levels of revenue and headcount during the past twelve months, including those costs related to the build-out of our online casino operations in the United Kingdom, which had a soft launch in the December 2010 quarter. Selling and administrative expenses declined $4 million on a quarterly sequential basis essentially reflecting the non-recurring impact of $3.8 million in pre-tax charges in the September 2010 quarter related to the closure of our main Netherlands facility.

Depreciation declined year-over-year, but increased on a quarterly sequential basis as we invest capital to continue transitioning our gaming operations base from Bluebird to Bluebird2 and Bluebird xD units. We expect to see further incremental increases in depreciation in the March and June quarters, as we continue this transition in our installed participation base and selectively invest in other high-return lease opportunities.

Our operating margin for the quarter was 18.4%, below the year-ago level due to the aforementioned lower gross profit margin primarily reflecting the mix in business and the impact from the investment in higher R&D expenses. With sequential improvements expected in gross margin coupled with additional operating leverage from higher revenues on our operating expenses—even including the planned higher spending and development initiatives—we expect to realize quarterly sequential improvements in operating margin in both the March and June quarters, and generate a higher year-over-year operating margin in the June 2011 quarter.

Recently there have been several changes in federal and state income tax laws that have or will impact our financial statements. First, as noted in the press release, the reinstatement of the U.S. Federal R&D tax credit legislation retroactive to January 1, 2010, resulted in a 2¢ per diluted share out-of-period benefit for the January through September 2010 period. Second, the 100% bonus depreciation for select assets placed in service after September 12, 2010 does not impact either our effective tax rate or our P&L statement; but it does reduce the amount of current taxes that are due, and reduces our deferred tax assets which benefits cash flow from operations. As you can see in our cash flow statement for the six months ended December 31, 2010, the change in deferred taxes was an addition of $10.9 million to cash flow from operations which compares to only $0.4 million in the prior-year six-month period and bonus depreciation was the main cause of this variation.

Lastly, Illinois raised its corporate income tax rate by 2.2 percentage points effective January 1, 2011. However, this does not mean that our effective tax rate will rise by that amount, after the reduction for the federal tax benefit. The 2.2% increase in the Illinois corporate state tax rate affects only a portion of our global income and will not materially impact our overall effective tax rate. With that said, in the March and June 2011 quarters we expect our effective consolidated income tax rate to be in a range of 35%-to-36%, inclusive of the ongoing R&D tax credit benefit and the small impact from the increase in the Illinois state corporate income tax rate.

Our balance sheet remains very solid, with no debt and $124 million of cash, and with Stockholders’ Equity representing about 85% of the total balance sheet. We continue to utilize the strength of our balance sheet and cash flows to invest in high-return growth opportunities, fund our internal R&D initiatives, pursue opportunities to license or acquire technology and well-known third-party brands, and support our growth in new geographic markets, such as Mexico and Australia.

For the first six months ended December 31, 2010, our net cash used in investing activities increased by $19 million over the prior-year period. The $11 million increase in gaming operations equipment reflects our previous stated intent to reinvest in our gaming operations business by continuing to transition the original Bluebird units in our footprint to new Bluebird2 and Bluebird xD gaming machines, while capital deployed to purchase property, plant and equipment was up just $2 million year over year. The $11 million in payments this fiscal year to develop, license or acquire intangible and other assets in the quarter includes the acquisition of rights to Blueberi Technologies’ central-determinant Intellectual Property. As you may recall, Blueberi was instrumental in helping us establish our presence in Class 2, electronic bingo and central-determinant based markets. Acquiring the rights to their software and the rights to further improve it internally provides greater direct control of future expansion in these markets and products, the ability to respond quickly to customer needs, as well as the ability to generate higher margins from these products. We consider this to be particularly important as more international markets, like Italy, consider VLTs and electronic bingo as a path to gaming expansion. Even with the higher level of investment spending, our trailing twelve-month return on average invested capital was about 14% for both the periods ended December 31, 2010 and 2009.

Total accounts and notes receivable, net increased to $355 million at December 31, 2010 compared with $327 million at September 30, 2010, and the largest element of the increase is attributable to expanding business in Mexico, substantially all of which has payment terms over extended periods, consistent with how that market has operated since it opened. Total days sales outstanding, inclusive of long-term receivables, increased modestly to 142 days at December 31 compared to 135 days at September 30. Importantly, due to ongoing focus and diligence, our age of receivables is at an all-time low; and I would remind everyone that our experience with actual write-offs remains low…less than  1/2 of 1% of revenues. Current accounts and notes receivable, net increased $19 million from September 30, 2010, while long-term notes receivable, net rose to $75 million, $8 million higher than the $67 million as of September 30, 2010. Inventory of $68 million at December 31, 2010 was higher than September 30, 2010 by $4 million.

Turning to guidance, as Brian mentioned, reflecting our fiscal 2011 first half results and expectations for continued growth in the second half of the fiscal year, we reaffirmed our annual guidance of revenues of $830-to-$850 million. For the March 2011 quarter, we expect to generate revenues of $209-to-$215 million, which would represent a 6%-to-9% increase over the prior-year quarter and approximately 25%-to-26% of our total expected annual revenues. We continue to see steady revenue growth in the second half as a result of: continued strong ship share in both domestic and international markets along with higher average selling prices; ongoing penetration into Mexico, New South Wales and Class II/central-determinant markets; growth in our overall average installed participation base along with the traditional seasonal lift in average revenue per day in the March and June quarters; and, new revenues from the commercial launch of our WAGE-NET Networked Portal Applications in the June quarter, as well as modest incremental revenues from our online gaming business in the UK.

We expect to see operating margin improve on a quarterly sequential basis throughout fiscal 2011. For the March quarter, we expect operating margin to improve sequentially from the December quarter to a range of 20.5%-to-21%. For the year, as a result of the 17% average operating margin in the first six months of fiscal 2011, which included the 50-basis-point impact on annual operating margin related to the closure of our main Netherlands facility, coupled with the lower contribution from gaming operations and the continuing effect of higher-than-expected sales of low-margin used gaming machines, we have revised our annual operating margin guidance to a range of 20.5% to 21%. As you can tell, this new range indicates that we expect significant further improvement sequentially in the June 2011 quarter from the March 2011 quarter.

With that let me turn the call over to Orrin for his comments on our operating progress and his perspective on the ICE trade show.

Orrin J. Edidin, President

Thanks Scott, and let me add my best wishes from here in London.

Today was the first day of the ICE trade show, and I am pleased to report that the activity and interest at our booth was quite strong and very encouraging. Customer response to our product portfolio has been very favorable, and in fact, very similar to the outstanding response to our products at G2E in November.

Here in London, the show is much more targeted to our global, non-North American customers and among the highlights has been the response to THE GODFATHER, THE LORD OF THE RINGS, YAHTZEE, MONOPOLY™ – Advance to Boardwalk™, Goldfish®2 and the international introduction of our networked gaming portal applications – from our UltraHit Progressive® family to the MetaScreen™ family of applications on our new Bluebird xD platform. All are receiving encouraging feedback from our international customers. In addition, based upon the favorable response from our customers, we expect to realize greater penetration of the new Bluebird xD cabinet in international markets in the near future. Overall, I am very pleased with WMS’ show results and believe this will prove to be one of our most successful international shows ever.

With respect to international markets in general, our recent discussions with casino operators here suggest that the environment in Europe is stabilizing and could translate into more positive sentiment for capital spending much later this calendar year. In the interim, we continue to see strength in Latin America, Asia and Australia. In New South Wales, where club operators can submit the earnings performance of their games to a third-party reporting entity, WMS products continue to record strong performance, which supports our expectation for further success in Australia. And we just recently introduced a select offering of our

Transmissive Reels® gaming products – products that combine enhanced video graphics with a stepper mechanical reel – a first in the Australian market.

As you know, in November we signed an agreement with Cogetech, one of the ten concessionaires for VLTs in Italy. Presently, we are about to begin the certification process; and we now expect to place our first units on a leased basis in Italy early in the September quarter, after we complete the certification process. Additionally, we are in discussions with several other Italian concessionaires and would expect to share with you further news at the appropriate time. We also remain excited about the potential for additional international VLT markets, such as Greece, based on the initial success of Italy.

In Illinois, we expect to hear shortly who has been awarded the central system contract for the VLTs, following a resubmission of bids back in early December. Following the announcement and signing of that contract, and the awarding of licenses, we expect to generate our first sales in the second half of calendar 2011.

In our participation business, while fiscal 2011 got off to a slow start, largely due to the timing of new participation introductions; we are now beginning to see the initial results from our heavier launch schedule planned in the back half of the fiscal year. Our new Great and Powerful Oz game, which began its roll-out in the latter half of the December quarter, is exhibiting strong performance and as Brian mentioned, we have a steady schedule of additional participation products launching in the March quarter – YAHTZEE, Revenge from Mars/Attack from Mars and our new PRICE IS RIGHT - The Ultimate Show™ video game late in the quarter. Additionally, coming in the June quarter, we have STAR TREK™ Battle Stations™ Wide-Area Progressive game, the new Pirate Battle® game on our Bluebird xD with MetaScreen platform and the Alice™ game that we demonstrated at G2E on both video and our Transmissive Reels platform. We expect these games will provide significant traction in growing our participation footprint in the back half of fiscal 2011 and provide good momentum into fiscal 2012.

While in London, I have had the opportunity to visit our operations center that supports our UK-based online gaming site. As a result of a successful soft launch of the site in November, we have recently started to ramp our marketing efforts to gain greater awareness among U.K. Internet gamers and drive more traffic to the site. While it is too early to offer any quantitative insights, we are encouraged by the early feedback from players, bloggers and other mentions on social websites.

We also remain very encouraged by the continued success in North America of our Player’s Life® Web Services that extends the experience of the casino floor for players with an online, connected, non-wagering gaming experience. Players Life Web Services is a great tool for casino operators to stay connected to their customers as it allows players to enjoy connected casual games on the Internet and mobile channels, through which they can unlock bonus features playable on our games when they return to the casino. The number of players who have created unique log-ins online is growing daily and currently stands at about 250,000. Introduced with the launch of THE LORD OF THE RINGS participation game, at G2E we demonstrated an additional 44 new games that are Player’s Life enabled, of which two will launch this quarter. For players who really like a particular game such as THE LORD OF THE RINGS, Player’s Life meaningfully extends the game’s entertainment value and keeps them connected to their favorite casinos and games, translating into increased “time on device” metrics.

Now let me turn to an update on our Networked Game Enablement solutions, and in particular our first Integrated Portal Application Family – Ultra Hit Progressive.

At present, we have a total of 8 beta sites running the Jackpot Explosion® theme across a total of about 200 Bluebird2, Bluebird xD and upgraded Bluebird gaming machines. Our base of data continues to grow and confirms that WAGE-NET solutions drive meaningful revenue increases for casino operators. Even as we expanded the application to 8 casinos, the addition of Jackpot

Explosion to a variety of standard WMS base unit games has maintained an increase in the average daily coin-in of around 35%. Overall, the regulatory approval process has taken longer than we anticipated. We now expect to receive regulatory approval for the commercial version of the WAGE-NET networked gaming system and our first Integrated Portal Application in the Ultra Hit Progressive family from GLI as early as late March. We also expect to double the number of beta sites that go live by the start of our commercial launch in the June quarter.

In Nevada, we now expect to finally begin a field trial in the March quarter with the commercial version of the system and Ultra Hit Progressive software, along with field trials in two other jurisdictions. While we expect modest revenue contributions initially, we expect to build momentum with the additional launch of Piggy Bankin’®, the second theme in the Ultra Hit Progressive Portal Family, followed by Peng-Wins™, the first theme for Winners Share™, our second Portal Family.

In fiscal 2012, we will continue to add Portal Families to our suite of Integrated Portal Applications, each with a differentiated key gaming characteristic. We expect to simultaneously increase the breadth of the total product offering through additional themes within each Portal Family. Over time, this breadth of Integrated Portal Applications gives added value to the casino operators by providing literally hundreds of combinations of base games and portal application themes geared towards increasing coin-in across their casino floor, all while allowing them to expand networked gaming on their floors bank-by-bank.

The true significance of this commercialization is the important step it represents in our industry’s transition to open technology and interoperability, a vision and position WMS has been leading and advocating for years through the development of WAGE-NET, and more recently with the addition of an interoperability agreement between WMS and Konami, adding to the previous interoperability agreement with IGT.

Now let me return the call to Brian to summarize our outlook for the remainder of the fiscal year. Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks Orrin and thanks for staying up so late.

Our first half results and our commentary today indicate that our performance in fiscal 2011 remains solidly on track to generate quarterly sequential revenue and operating margin growth over the next two quarters as we build momentum for a strong fiscal 2012.

Fiscal 2011 was planned as a year of heavier investments, so I would like to provide a status report on these investments and discuss how they benefit fiscal 2012.

1) First, as planned, our spending on R&D initiatives increased by over $6 million on a year-over-year basis for the first six months. This incremental first-half spend is almost the entire amount of R&D spend in my first six months as CEO a decade ago. With spending targeted at 15% of revenues and a growing revenue base, we are now investing at a more substantial pace than ever before. The innovation funded by this investment is allowing WMS to truly offer differentiated products that bring value to our customers and therefore offering a compelling reason for them to buy our new products. Highly positive customer response to our visionary products, such as those demonstrated in our Casino Evolved lab, coupled with the initial validation of player appeal and higher coin-in on casino floors have proven to powerfully differentiate WMS among our peers; and, as a result, we have established a significant, first mover competitive advantage.

With our track record of innovation and ship share gains, as well as our status as an “employer of choice,” we have offset the impact of the economy and the gaming industry challenges by profitably demonstrating the shareholder value that our investments create. Importantly, in calendar 2011, as we commercially launch the first of our Networked Gaming applications and build an online gaming presence, we hope to further monetize the value of our unique vision, creative content and technological capabilities. Our focus is on expanding our base of profitable revenue levers and through this stepped-up investment, we believe WMS is in an enviable position to continue to profitably grow revenues with additional revenue drivers in fiscal 2012 and beyond.

2) Second, over the last 12 months, we repurchased approximately $80 million of WMS stock at an average cost of $38 per share of which $50 million was bought within the last six months. Having acquired nearly 11 million shares for about $223 million since we began our program, we have consistently demonstrated a commitment to accretively reinvest in WMS in order to enhance long-term shareholder value. With $250 million remaining under our authorization, we are committed to repurchasing our stock on an opportunistic basis at appropriate prices.

3) Third, during the last six months, we have invested $31 million in our gaming operations business, an $11 million increase over the same period last year. Our accelerating launch schedule throughout calendar 2011 followed in early calendar 2012 by the expected launch of the highly anticipated first games based on our next-generation CPU-NXT®3 operating system, along with having the highest daily revenue amongst our competitive set, provides WMS with the opportunity to generate enhanced value from and meaningful opportunities to expand our share of the participation business. Gaming operations remains our highest financial return business and, as Scott and Orrin noted, WMS remains heavily committed to driving innovation that will lead to further differentiated products to drive the continued expansion of our gaming operations business. Furthermore, if we see incremental strengthening of consumer confidence and spending, we are uniquely positioned with tremendous leverage in our model to participate in the upside.

Operator, we will now be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. And our first question comes from the line of Carlo Santarelli with Wells Fargo. Sir, your line is open.

<Q – Carlo Santarelli>: Hi guys, thanks. How are you? I just had a two quick ones; first of all, could you comment on maybe your ship share relative to competitors in the quarter as well as how you guys are generating the premium ASPs that you are, I guess relative to industry peers and could you maybe give us a little bit of the mix as you did in the last quarter as it pertains to the Bluebird xD as part of the total unit sales? Thanks.

<A – Brian Gamache>: Okay, Carlo I’ll take the ship share question first. We believe that we’re in that 30% give or take range for our Q2, which is our seasonally second slowest quarter of the year. And researching for today’s call, looking back fiscal ‘06, we shipped 29% of the product that our largest competitor shipped in Q2. Fiscal ‘10 the number grew to 83% and in fiscal ‘11 it reached 87%. So we continue to drive share growth and we would look for that trend to continue throughout fiscal ‘12.

I mean, there’s no question that our content is resonating with the operators today. We continue to gain wallet share and ship share. And when you look at our ASP growth year-over-year, we grew 8% on the strength of our xD platform and we are 12% higher than our nearest competitor – our largest competitor I should say, based on what their results indicated. So in Q2, domestically we had about 27.5% of our – for the first half I should say, for the first half of the year 27.5% of our product came from the xD.

<A – Scott Schweinfurth>: And for the quarter, globally, it was 23% for the December quarter.

<A – Brian Gamache>: Right.

<A – Scott Schweinfurth>: I think you’ll recall it was higher in the first quarter because there was a bit of pent-up demand and we had expected it to be a little bit lower in the second quarter and indeed it was, but it was still strong at 23%.

<Q – Carlo Santarelli>: Okay, great. Thank you, guys.

<A – Brian Gamache>: Okay. Thank you.

Operator: Our next question comes from the line of Joseph Greff with J.P. Morgan. And your line is open.

<Q – Joseph Greff>: Hey, guys. The average revenue per participation unit in the 2Q was down year-over-year and Scott, can you just help explain what drove that? Is it mix, is it a leveling off of certain games or titles as they get older or is it just the gaming consumer and...

<A – Brian Gamache>: I think that there’s a combination of things in play here Joe; let me take them one at a time. I think when you had – a year ago, we still had the Wizard of Oz phenomenon which is kind of a hard same-store comparison to make. So there’s a little bit of that. There’s also the operators aren’t experiencing a robust year, particularly in their regional markets as you know. And the third thing is, a number of our games that we had originally thought were going to dovetail into Q1 and Q2 have been moved back to Q3 and Q4 for either internal development reasons or regulatory reasons.

But that being said, we have a high degree of confidence that the second half of the year will make up some of the revenues that we lost in the first half of the year. So I’m very confident that the participation business will get back on track in Q3. We will have a significant ramp up in Q4 based on the product launches and particularly in the WAP area and I would look for that to get back on track on our next call.

<Q – Joseph Greff>: Okay, great. And then a couple follow-ups, Scott did you update gross margins on the gaming operation side in your comments? Did I miss that?

<A – Scott Schweinfurth>: I didn’t update it; I said what it was which was 78.5% for the quarter.

<Q – Joseph Greff>: So did you update the prior full year 2011 guidance?

<A – Scott Schweinfurth>: No, we did not; I did not update that guidance.

<Q – Joseph Greff>: Okay. And then on the unit sale side was there any change in the average order size this quarter versus the last couple of quarters?

<A – Brian Gamache>: It went up a little bit, Joe. The average order size for Q2 on a global basis was 26, which is a little bit of an uptick; from the first half of the year it was 32, so – from a global basis, a little bit lower in domestic and a little higher internationally.

<Q – Joseph Greff>: Great, thank you.

Operator: [Operator Instructions]. Our next question comes from line of David Katz with Jefferies. Please proceed.

<Q – David Katz>: Hi, afternoon.

<A>: Hi David.

<Q – David Katz>: How are you? A couple of questions please; the guidance as we have it now, are we leaving Illinois and Italy out of it all together at this point and really thinking about that as a next fiscal year event?

<A – Brian Gamache>: That would be correct, David. We’ve taken it out of the guidance and, again, as we said in the last call, it wasn’t a huge amount of revenue anyway. So you could actually look, when you’re taking it out of our guidance we gave in August, we’ve actually made up for that in other areas because we are, again, maintaining our guidance that we gave in August throughout the year.

<Q – David Katz>: Right. So had Italy and Illinois come into the fold this year, you would have likely exceeded the guidance?

<A – Brian Gamache>: That would be correct. In addition to our portal gaming applications that, as Orrin said, we’re getting a little bit of slow roll on the regulatory front. So those three things we probably would have had – upped the guidance, but unfortunately it didn’t happen and we’re just operating with the best, the best we can with the cards we’re dealt with.

<Q – David Katz>: Right. So we’re still – what we’re still seeing is a pretty steep ramp up in the back half of the fiscal year and irrespective of seasonality, can you talk about just what gives – what should give us all confidence that those are achievable? What else is in there that is driving that steep ramp up other than seasonality?

<A – Brian Gamache>: Well, if you look at Q4, over the last 10 years, our revenue from Q3 to Q4 has averaged a 9% increase. This year, we’re going to – when you take the guidance that we’ve given today it’s a 12% increase. We’ve never had a back half of the year loaded with this kind of product launch ever in the history of our company. We’ve got 12 new G+ Deluxe games for sale that are coming out over the next few months. Those games, we’ve already got four approved and there’s eight more coming. They’re doing spectacularly well for the additional placement so that gives us great confidence.

In addition, the xD performance still is very, very strong and there’s great demand for that, what I would call premium priced product. In addition, as we mentioned, the participation business is going to be stock full. We’re going to be having literally a theme every month in the back half of the year come out, and these are tent pole type of themes of very unique game play and form factors. So we have every reason to believe the second half of the year is going to be extremely successful for the company. We stand by the guidance we gave last August and we basically – everything that’s happening this year, with the exception of those move-outs is happening as we had pictured it. And so this is going to be a challenging year and we’re, again we’re gaining share, we’re gaining wallet and I think at the end of the day we’re operating very effectively.

<Q – David Katz>: And if I may one last one about, did you, Scott, make any commentary about what kind of tax rate we should be thinking about for the full year or how that should roll through the remaining quarters.

<A – Scott Schweinfurth>: Yes, the guidance I provided was for the March and June quarters, we expect the effective tax rate to be between 35% and 36%.

<Q – David Katz>: Perfect. Thank you very much.

Operator: [Operator Instructions]. Next question comes from the line of David Bain with Sterne Agee.

<Q – David Bain>: Great, thanks. Can you guys maybe compare the performance to date of GODFATHER and The Great and Powerful Oz versus some of the other initial launch titles you’ve had in similar jurisdictions in the past?

<A – Brian Gamache>: We don’t want to give that competitive data, David, but they’re both doing very, very well. I would say that The Great and Powerful Oz is performing at The Wizard Of Oz type of numbers and we’ve got a great backlog that we’re rolling out as we speak. THE GODFATHER just got approved recently in Nevada and we’re starting to roll that out and again we expect great things.

The big response, as Orrin mentioned, is at G2E the international folks are clamoring for this product and certainly it’s resonating in the international markets far beyond our expectations and I think that’s going to bode well for Sebastian and his team to have a hot product over there and I think – I assume, Orrin, that a similar thing at the ICE is going on?

<A – Orrin Edidin>: Yeah, correct. I think we may have even internally underestimated the popularity of this brand in terms of its – how it resonates with some of our international customers, particularly Latin America, South America. As Brian said, there’s just a huge demand for this product. They’re very, very excited about it and if I had to judge by just the size of the crowds around the banks of games, GODFATHER was probably the most popular.

<Q – David Bain>: When you guys look at that rollout schedule, do you factor in cannibalization? I mean, looking at potentially the video PRICE IS RIGHT cannibalizing mechanical although don’t really see that, but maybe some of these other titles, STAR TREK for STAR TREK or ...?

<A – Brian Gamache>: Yes, we actually look at product families and when we do this product planning, we like to tailor it, when one product performance is going down we replace it with another similar family of product. And unfortunately, because the internal development and the regulatory, the hand in glove didn’t work so well this year and we’ve learned some lessons; we’ve made some adjustments. So we don’t have this bundling of product coming out in the second half of the year next year because it doesn’t serve any of us well, our customers well, our sales people well or the shareholders well. So we’re going to try to have more ratable product launches in the future and I think that’s something we’re going to focus on going forward.

<Q – David Bain>: Okay. And I just have two more quickies on, is it possible to bifurcate, maybe, the impact of the lower contribution of gaming ops and higher mix of used game sales for the operation margin guidance?

<A – Brian Gamache>: Well, when you look at – I thought you’re going to talk about used games. Used games, as Scott mentioned, is about 240 basis points off of our product margin and it’s about 100 points more than we had anticipated. So that the strong demand for our Bluebird1 trade-ins is actually a good thing because we’re starting to harvest our own market share replacement cycle. So for us to be able to get those accelerated trade-ins is really a good thing; doesn’t help our margins but it certainly helps our revenues and our footprint. So that’s in that area.

And gaming operations, again, when you look at our product sales mix – products margin mix in the 50s and the gaming ops in the high 70s, we’re doing it the hard way. Last year, we had a 60/40 mix; this year it was 64/36. So when you flip those around and you get that mix of business back to the 60/40 level, we’ll be back in sync and I think that you’re going to see that the second half of the year closer than that.

<Q – David Bain>: Okay, great. And just last one and this is may have been mentioned, I may have missed it; but on the U.K. online wagering site, when do we press the marketing spend button and can you give us any sort of data points as to what’s been going on there since December or so?

<A – Brian Gamache>: That’s baked into our guidance today, again, and we’ve started initially rolling out some of the marketing programs as of last week, I believe, and we’ll start to ramp that up more aggressively in February, March and April. So we will get more aggressive as the year goes on but, again, as we guided before, those revenues for fiscal ‘11 will be de minimus.

<Q – David Bain>: Okay, great. Thanks guys.

<A – Brian Gamache>: Okay.

Operator: Your next question comes from line of Mark Strawn with Morgan Stanley.

<Q – Mark Strawn>: Hi; just a quick question on WAGE-NET. You guys mentioned you’re making some progress there. Do you have any more clarity on pricing, whether that’s going to be fixed fee or revenue share or a combination of both at this point?

<A – Brian Gamache>: Orrin, you want to take that one?

<A – Orrin Edidin>: Sure, it’s – I would characterize it more as a combination of both, Mark. There’s going to be a very strong recurring revenue aspect of it. And the pricing’s going to be based primarily on the size of the installed base of applications on a particular floor, whether it’s a bank-by-bank application or enterprise-wide obviously affects pricing. So there is a fixed fee component and a recurring revenue component. And we’ve always said, one size does not fit all in our pricing models and we are tailoring pricing based on the size of the property, multi-site operators, et cetera and we are having those conversations currently.

<Q – Mark Strawn>: Did you get any particular push back in trying to price as a percentage of revenue or is it too early to tell on that front?

<A – Orrin Edidin>: It’s – I would say it’s too early to tell. We have been – we’ve been somewhat accommodating in finding the right models that work for individual operators. The recurring revenue aspect by and of itself does not scare them away because these tend to be per diem fees as opposed to percentage of revenue models.

<Q – Mark Strawn>: Okay. Thank you very much.

Operator: Our next question comes from the line of Cameron McKnight with Buckingham. And your line is open.

<Q – Cameron McKnight>: Good afternoon.

<A – Brian Gamache>: Hi there, Cameron.

<Q – Cameron McKnight>: Just on the domestic new units, could you give us some color on what was recognized this quarter and what was recognized in the prior sequential quarter?

<A – Scott Schweinfurth>: Sure. There was a portion of the units for the Perryville property in Maryland that were recognized this quarter. We had a, I’ll say, a small number of Cosmopolitan units that were recognized this quarter. Most of those, actually, were recognized in the September quarter because they wanted them in and they opened as a fully networked system so they needed, I’ll say, plenty of time to be able to test that. And then I believe that the Gun Lake order was also shipped and recognized this quarter. Were there any others that you had questions on?

<Q – Cameron McKnight>: No, that was all. And as far as operating guidance – operating margin guidance is concerned, what changed between now and the last time you updated the market on margins for the full year?

<A – Brian Gamache>: Well, I think, when you look at the gaming operations business shortfall in the first half of the year, when you look at our used games, again, the acceleration of the used games and just the overall xD margin taking to Q3 and Q4, those are really the things when you throw in the Netherlands closure. So it’s really a rehash of the first six months of the year to true up for the year. But again, as Scott said, if some of these things break our way hopefully we’re being conservative. But we want to be as realistic as we can given the first half of the year and the trends that we’re seeing currently.

<Q – Cameron McKnight>: Okay. Got it. Thanks guys.

Operator: And our last question for the day comes from the line of Steven Kent with Goldman Sachs. And your line is open.

<Q – Steven Kent>: Hi, can you hear me?

<A – Brian Gamache>: Sure, Steve.

<Q – Steven Kent>: Hi, so could you just talk about maybe some of the impact of some of the newer competitors on your business and is that one of the reasons why you’re spending a little bit more on R&D and maybe some of your operating margins were impacted due to some of the little guys coming in and competing more effectively?

<A – Brian Gamache>: No, we’ve – we look at competition as competition and we’ve been gaining ship share for the last several years. We have great respect for all of our competitors, small and large. But at the end of the day we have – our Board has decided to reinvest in this company to make sure that we are at the front end of innovation and invention and that’s – it’s kind of the core DNA of our company is to be that innovative game company and we’ve been doing this a long time, some 60 plus years.

So this is not a new strategy for us but it’s one that our Board is firmly committed to, making sure that we have the innovation leaders in this industry; and unfortunately, innovation takes money. And I think when you look at us investing 15% of our revenues in R&D, it’s probably the best investment we can make for building long-term shareholder value and we’ve proven that we can create revenue out of this R&D stream. We’ve been good at it and when you look at the products like the xD and some of the portal things that we’re creating, our guys get it and I think that that’s the best investment we can make, best use of our balance sheet is to reinvest in this business and give them the proper tools they need.

Anything else, Steve? Okay, operator?

Operator: Thank you. I’d now like to turn the call back to Mr. Gamache.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks for joining us today. We look forward to updating you on our additional progress on our next call when we discuss March 2011 quarter results. Have a great day.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

MONOPOLY and YAHTZEE are trademarks of Hasbro. Used with permission. ©2011 Hasbro. All rights reserved.

STAR TREK: TM & © 2011 CBS Studios Inc. All rights reserved. STAR TREK and related marks are trademarks of CBS Studios Inc.

THE GODFATHER® and © 2011 Paramount Pictures. All Rights Reserved.

THE PRICE IS RIGHT and all game elements are trademarks of FremantleMedia Operations BV. © 2011 FremantleMedia North America. All rights reserved.

THE LORD OF THE RINGS © 2011 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Tolkien Enterprises under license to New Line Productions, Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (s11)